Exhibit 10.15

Dear             :

Sweden employee bonus scheme

I’d like to take this opportunity to thank you for the considerable time and effort that you have contributed towards making King what it is today.

I’m therefore really pleased to be able to confirm to you that with effect from 2011-07-01 your bonus will increase to             %.

In recognition of your hard work you have been awarded              Discretionary Bonus Units.

Discretionary Bonus Units (or “DBU’s” for short) are intended to incentivise and retain key employees at King. They will only have value if King is bought by a third party or floats on a recognised stock market for a price that is higher than a pre-set amount.

The value of an award of DBU’s will be depend on:

(a)	The number of DBU’s awarded; and

(b)	The future value of the King Group on the date of floatation OR the price paid in cash in the future by a buyer of the King Group of companies (whichever is first, if any).

50% of the value of any DBU’s awarded will become payable on the date that the King Group is bought (or floats). The remaining 50% will become payable on the first anniversary of the purchase (or floatation) of the King Group.

No amounts will be payable if an employee is not employed by the King Group on the relevant payment date.

The value of each DBU for a given purchase (or floatation) price of the King Group is set out in the attached sheet.

Example A

On 1 October, 2011 Employee A is awarded 2,000 DBU’s.

On 1 November, 2012 the King Group is bought for €125m.

Each DBU will be valued at €0.57 (as set out in the attached sheet).

If Employee A has been continuously employed by King up to and including 1 November, 2012 (s)he will be paid €570 (2,000 X €0.57 X 50% = €570.00). This amount will be taxed in the same way as salary.

If Employee A has been continuously employed by King up to and including 1 November 2013, (s)he will also be paid an additional €570 (2,000 X €0.57 X 50% = €570.00). This amount will be taxed in the same way as salary.

Total €1,140.

Example B

On 1 October, 2011 Employee B is awarded 3,000 DBU’s.

On 1 December, 2012 the King Group is bought for €225m.

Each DBU will be valued at €1.37 (as set out in the attached sheet)

If Employee B has been continuously employed by King up to and including 1 December, 2012 (s)he will be paid €2,055 (3,000 X €1.37 X 50%). This amount will be taxed in the same way as salary.

If Employee B has been continuously employed by King up to and including 1 December, 2013 (s)he will also be paid ‘an additional €2,055 (3,000 X €1.37 X 50%). This amount will be taxed in the same way as salary.

Total €4,110.

I look forward to continuing to work with you at King and helping us all make King a successful, rewarding and fun place to work.

Please confirm your acknowledgement of your award of Discretionary Bonus Units by signing and dating where indicated below and returning one copy of this letter to me.

Best regards,

Riccardo Zacconi.

Signed by:

Date:

2

Option value
€ 4,00
€ 3,50
€ 3,00
€ 2,50
€ 2,00
€ 1,50
€ 1,00
€ 0,50
€ 0,00
Unit value
€ 54,7
€ 75
€ 100
€ 125
€ 150
€ 175
€ 200
€ 225
€ 250
€ 275
€ 300
€ 325
€ 350
€ 375
€ 400
€ 425
€ 450
€ 475
Enterprise value (m)